Exhibit 99.1

NEWS RELEASE November 19, 2014

	Contacts:	Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE STOCKHOLDERS APPROVE MERGER WITH WHOLLY OWNED SUBSIDIARY

HOUSTON, Nov. 19, 2014 (GLOBE NEWSWIRE) — Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that, at a special meeting of stockholders held earlier today, its stockholders voted to adopt the previously announced merger agreement with its wholly owned subsidiary, Crown Castle REIT Inc. (“CCR”). As previously disclosed, Crown Castle commenced operating as a real estate investment trust (“REIT”) for U.S. federal income tax purposes effective January 1, 2014 and proposes to complete the merger to ensure the effective adoption of certain charter provisions that implement REIT-related ownership limitations and transfer restrictions related to its capital stock. The merger is expected to close no later than December 31, 2014.

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 14,000 small cell nodes supported by approximately 7,000 miles of fiber, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. In addition, Crown Castle operates approximately 1,800 towers in Australia. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the proposed merger of Crown Castle with and into CCR and the effects of the adoption of certain charter provisions. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market

The Foundation for a Wireless World.

CrownCastle.com

News Release continued:	Page 2

conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

The Foundation for a Wireless World.

CrownCastle.com